Exhibit 99.1

MARTIN MIDSTREAM PARTNERS
First Quarter 2005 Earnings Conference Call
May 5, 2005
4:30 p.m. EST

PRESENTATION:

Operator
Greetings, ladies and gentlemen, and welcome to the Martin Midstream Partners first quarter 2005 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star 0 on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. Bob Bondurant, Chief Financial Officer for Martin Midstream Partners.

Thank you, Mr. Bondurant, you may begin.

Bob Bondurant - Martin Midstream - CFO
Thank you. Just to let everyone know who else is on the call today. We have Ruben Martin, Chief Executive Officer of the company; Scott Martin, who manages our marine transportation business, director of the company. We have Don Neumeyer, Chief Operating Officer, and Wes Skelton, Controller and Chief Administrative Officer of the company.

Before we get started with any of my comments, I need to make this formal disclaimer here: Certain statements made during this conference call may be forward-looking statements, including, but not limited to statements related to the following future matters: Financial forecast, future performances, our ability to make distributions to unit holders, as well as any other statements that are not historical fact. The words “anticipate,” “estimate,” “expect” and “may project” and similar expressions are intended to be among the statements that identify forward-looking statements. Actual results could differ materially from those projected and forward-looking statements made during the call.

Additional information concerning these factors that could cause actual results to differ is contained in our annual report as well as our quarterly reports filed from time to time with the SEC.

We report our financial results in accordance with generally accepted accounting principles from time to time; use certain non-GAAP financial measures within the meaning of SEC Regulation G, such as distributable cash flow, because management believes that this measure might provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of our cash flow after we have satisfied the capital and related requirements of our operations.

Distributable cash flow is not a measure of financial performance for liquidity under GAAP or a substitute for comparable metrics provided in accordance with GAAP and should not be considered in isolation as an indicator of our performance.

We also included in our press release a reconciliation of distributable cash flow to the most direct comparable GAAP financial measure. Both the earnings press release and our first quarter 10-Q are available at our website, www.martinmidstream.com.

Now with that out of the way, I’d like to comment on the first quarter performance.

For the first quarter we had net income of $3.5 million or $0.41 per unit. Our distributable cash flow, which is a non-GAAP measure we believe provides users with a meaningful measure of cash flow, was $5.2 million for the first quarter. This was a 6% higher increase than the first quarter of 2004, which was $4.9 million. In looking at our performance by business line, we continue to improve growth in our terminal segment.

Operating income grew 2% to $2.3 million in the first quarter, when compared to the previous quarter. We are continuing to see growth from our Gulf Coast shore base operations. As you know, these terminals support off shore Gulf of Mexico exploration and production activity and we’re continuing to see more drilling rigs working out of our locations.

Now marine transportation business: Operating income decreased 55% to $932,000 in the first quarter, when compared to the previous quarter. I would like to point out that in the previous quarter, which was the fourth quarter of ‘04, we experienced almost full utilization of our fleet, as there were no vessels in the shipyard for maintenance. In the first quarter, this was not the case, as we had five vessels in for dry dock work. This negatively impacted our marine revenues and explained the drop in our operating income compared to the fourth quarter.

In our LPG distribution segment, operating income grew 48% to $1.7 million for the first quarter, when compared to the previous quarter. We were able to expand both volume and margins in the first quarter. Volume increased 8% and our margin per gallon increased 34% to 3.4 cents a gallon.

In our fertilizer segment, operating income fell 43% to $479,000 when compared to the previous quarter. In the previous quarter, we had sales of our higher margin, premium priced product. These sales typically happen in one quarter, which rose the fourth quarter. We currently anticipate these sales will happen in the third quarter of 2005.

When comparing the first quarter of ‘05 operating income to the same period in ‘04, operating income was down 52%.

Our margin per ton fell approximately $6.20, as we continue to experience increased raw material costs, mainly in sulfuric acid, which averaged $20 per ton higher in the first quarter this year compared to the first quarter of 2004.

We are continuing to pass these costs on as much as we can, but it is always a lag in that process.

Now moving to CF Martin, equity in earnings fell 80% to $75,000 in the first quarter compared to the previous quarter. This was due to decreased demand from our largest customer as they had a plant turnaround project in the first quarter. As a result of this decreased demand, our sulfur distribution system had major oversupply of pressures that forced us to sell certain tons at a loss.

Looking forward to the second quarter, the customer just mentioned is making up their shortfall and the total sulfur supply and demand in our system is currently balanced.

I’d like to comment on the expansion of our credit facility that we closed yesterday. Our total facility increased $50 million to $150 million. $120 million of this is allocated to our acquisition subfacility and $30 million is allocated to our working capital subfacility. As we stand today we have $56.5 million available for borrowings on our acquisition subfacility which will allow us to continue to seek strategic accretive acquisitions.

I would also like to point out that with our loan closing Tuesday, we were able to lower our pricing by 50 basis points. Based on our current leverage, we were borrowing — we’re now borrowing at LIBOR plus 175 basis points.

That concludes my final comments. I’d like to now turn over the floor to Ruben Martin, our CEO.

Ruben Martin - Martin Midstream, CEO
Thank you, Bob. One thing we wanted to talk about here briefly is touch on our sulfur business. As you’ve seen from two acquisitions, well one acquisition and one organic growth project, we have entered into the sulfur prilling business, which is the way the sulfur moves a lot in internationally in prilling of it. We purchased a facility in Stockton, California that takes sulfur from local refineries in that area, takes it in, prills it into a small sulfur bead. It’s exported out of there to all parts of the world.

We’re building the same type of system except twice as big and larger in Beaumont, Texas at our Neches Industrial Park which we purchased. This will give us an extreme amount of flexibility into that market so we don’t face the problems that we faced in the last quarter with oversupply. It will allow us to have flexibility and should get us back to norms on our sulfur business and allow us to generate additional profits next year when we come on line by exporting sulfur.

This has been a long-term project. We have commitments on the capacity of the system from all the large major oil companies. And as you’ve seen in the refining business you know that the refining heavier sour crude, they have new diesel fuel specs and gasoline specs coming on which will make more sulfur out of these refineries. We fully anticipate massive quantities of additional sulfur coming on in the next few years, and this will set us up in the marketplace to be a swing consumer of sulfur to where we won’t have the problems that we’ve had in the past with that.

With that, our sulfur business is balanced now. We should be back to norms. All of the equipment is running good and been in and out of the shipyard, and we’re ready to, looking forward to getting back to our normal levels in our CF Martin subsidiary.

Bob, is there anything else you need to add to that?

Bob Bondurant - Martin Midstream - CFO
No. It sounded good. With that I guess we’d like to open up the floor for questions.

Operator
Ladies and gentlemen, at this point in time we’ll be conducting the question and answer session. If you would like to ask a question please press star 1 on your telephone keypad. (Caller instructions).

Our first question is coming from John Freeman of Raymond James. Please state your question.

<Q>: Hi, guys. Following up on the sulfur prilling business that you’re getting into, just so I understand it correctly, will these facilities basically just be the swing consumer I guess as you put it when you end up with excess sulfur and you’ll ship it internationally or is it going to be like more of a steady business where you’re always every year going to be shipping internationally?

<A>: The acquisition on the West Coast in Stockton is a steady business. It is consistent, because there’s no liquid market, so to speak, like we have on the Gulf Coast, when we go to Tampa for that. So it is a consistent, regular market. And it’s exported on a consistent basis and has been for years and years and that acquisition was closed effective April 1. And so it should start generating profits for the company in the second quarter here.

Now, the Gulf Coast system is based upon what we see as future additional sulfur production on that. And as that sulfur production comes on, it will become more and more of a regular export item. Had it been up and running in 2005, I would say that we would have probably exported anywhere from, say, fifty to one hundred thousand tons of sulfur. In 2006, we fully anticipate to start exporting tons but not reaching our peak capacity for probably a year to two years. But it’s important to understand that we have commitments from the major oil companies to reserve their share of that capacity. And so they pay a reservation fee, whether we use it or not. Whether they use it or not. So the payout on the system, the money that we’re spending in Neches is there and if we do run, then that is additional revenue and additional profit. But if we don’t run, we still have a very good payout on our, and multiple on our system that we’re building.

<Q>: That’s very helpful. And when was the Port Neches, when is that supposed to be completed?

<A>: We expect to be functional right after the end of the year. Probably by late January or February.

<Q>: Okay. And then kind of shifting gears a little bit, I noticed that the SG&A was a little higher this quarter. Is that mainly due to Sarbanes Oxley and is that kind of a good run rate I should use going forward or was there any one time stuff there?

<A>: Unallocated SG&A?

<Q>: Yeah.

<A>: Yeah, we had, as you know we took the 45 day extension. So we had intensive work both in the fourth quarter and the first quarter. The fourth quarter and the first quarter’s numbers were similar on unallocated SG&A. I think that they will dip a bit going forward. But not significantly. I’ll tell you the tune maybe $50,000 to $75,000.

<Q>: Okay. That’s all.

<A>: Quarterly basis.

<Q>: On a quarterly basis. Okay. And also in your comments you mentioned you got impacted negatively by some increased raw material costs I think y’all said it was about $20 a ton higher year over year, is that something that you see flattening out any, is that continuing to increase?

<A>: Ruben, do you want to address the sulfuric acid market?

<A>: It’s been a tight market, and we have come in here and have paid, you know, as high as $60 in west Texas for sulfuric and it’s been as low as, I can remember paying $25 and $30 in there. We expect that to soften up somewhat, not back to the old numbers. But, no, we expect some softening and we’re already seeing it in the international market. We’re seeing some softening but the prices have been able, we have slowly been able to raise our prices. As usual it’s a lot harder to raise your prices as your raw material costs do go up but it takes some time and we eventually will be able to raise our prices to the level to get back to the other margins.

<Q>: Okay. And on the marine business, that’s faired a lot better than I would have thought, only due to the fact that since we had a warm winter, you weren’t able to benefit much from moving much volumes up east. Is that mainly just being offset by the much higher activity we’re having in the Gulf of Mexico?

<A>: You’re talking about that marine transportation of petroleum?

<Q>: Yeah.

<A>: We only operate in the Gulf of Mexico with the ocean-going units and inland units. And so not really in that East Coast heating oil business like a lot of the other MLPs are. So our business tends to be more contract-based, but dependent on when you have down time. As Bob said, we had very few, very little down time in the fourth quarter of ‘04 and we had five vessels down in the first quarter of ‘05.

<A>: I don’t believe — this is Ruben. I don’t believe we were as affected by the demand. We have seen the demand. It’s pretty consistent and steady out there. It’s more of a function of when you’re able to you know when you have to go to the ship yards and when you don’t and that type of situation.

<Q>: Okay. And last question I had, and I’ll turn it over, is the maintenance CAPEX came in around $1.1 million. Is that a good run rate to use going forward?

<A>: I would actually tip it up a little bit higher. I fully estimate we’ll be in the range of what we did last year, which was, I believe, just a hair over $5 million.

<Q>: Okay. Excellent. I really appreciate it guys. Good quarter.

<A>: Thank you.

Operator
Once again, ladies and gentlemen, if you do have a question it’s star 1 on your telephone keypad.

Our next question is coming from Kevin Gallagher of RBC Capital Markets. Please state your question.

<Q>: Hi. Can you go over some of the specifics of the acquisition and the announced project? I guess for the acquisition, the multiple paid and the run rate for operating expenses and for the growth project, what kind of return you’re looking at.

<A>: If we look at the acquisition on the west coast, we think it’s a little bit below a six multiple, right at a six multiple, wouldn’t you say Bob?

<A>: Yes.

<A>: And the Gulf Coast project is probably going to be a little bit above that, I believe initially. And probably in the 7.5 or so range, 7.5 to 8 range. Depending on how much we run through it and so forth. That could drop significantly if the sulfur surplus is as bad as we think it will be, that could drop, because we do generate profits when we run, too. And it helps generate profits for our CF Martin affiliate.

<Q>: Okay. And the run rate for expenses on the acquisition, roughly.

<A>: Bob.

<A>: Ruben, I don’t have those in front of me. I can grab those real quick. Let me go do that.

<A>: Okay.

<Q>: That was all I had.

<A>: I’m not sure exactly what the total expenses were out there on that. It’s not a big operation. I think the thing to keep in mind is that we will have a duplicate. The priller out there can run at a rate of about a thousand tons per day, and the one we’re building on the Gulf Coast will be 2,000 tons a day. So it’s almost a duplicate, just double of what we do out there. And this has given us a lot of experience and getting us up on the learning curve as far as that operation goes.

<A>: Basically the operating expenses at acquisition in California were roughly, roughly about $850,000 per year.

<Q>: $850,000 per year. How many tons a day?

<A>: We can do a thousand basically due to restrictions on the amount of sulfur that’s out there, I believe it’s budgeted to do somewhere around 140,000 tons a year. So you can see there’s surplus capacity. And if those California refineries start increasing in their sulfur production, we’ll, you know, it will help that facility generate more profits for Stockton.

<Q>: Okay. You said 2000 for the Gulf Coast?

<A>: That’s correct.

<Q>: Okay. And that was capacity, not —

<A>: That’s capacity, not necessarily, you know, what we would be running.

<Q>: Okay.

<A>: But that’s where we’ve had the reservation fee is based on the capacity.

<Q>: Okay. All right. Thank you.

Operator
Gentlemen, there are no further questions in queue at this time. I’ll hand it back over to you to conclude.

Bob Bondurant - Martin Midstream - CFO
This is Bob speaking. I appreciate everybody on the call. We’re looking forward to continuing our growth prospects. I will say this: There continues to be good deal flow for our company and we look forward to continuing to improve our results and improving specifically CF Martin area, and as Ruben described, I think we’re positioning ourselves to achieve that going forward.

And with that, I’d like to conclude my comments. Ruben, would you like to add anything?

Ruben Martin - Martin Midstream, CEO
No, I think it’s important to note that, you know, we are working. We know where some of the things are. And a lot of our deal flow is a lot of smaller deals and things that are outside the realm of a lot of the other MLPs, and so we have not had to get in bidding situations to where we’re bidding up pricing and so forth. So we still have a lot of deal flow out there and we’ll continue to pick and choose on what fits our company best.

With that, I appreciate everybody calling, and I think that’s — bye-bye.

Operator
Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time.